PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED SEPTEMBER 18, 1998                REGISTRATION NO. 333-59513

                                 [GENZYME LOGO]

                        $250,000,000 PRINCIPAL AMOUNT OF
                 5 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2005

           6,313,131 SHARES OF GENZYME GENERAL DIVISION COMMON STOCK

     Genzyme previously issued $250,000,000 principal amount of 5 1/4% convertible subordinated notes due 2005. Holders of these notes can convert principal into shares of Genzyme General Division Common Stock. This prospectus supplement relates to sales of these notes and such shares.

     A copy of the prospectus dated September 18, 1998 should be delivered to you together with this prospectus supplement. In deciding whether to invest, you should carefully review the information in the prospectus and this prospectus supplement.

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     INVESTING IN THE 5 1/4% CONVERTIBLE SUBORDINATED NOTES AND SHARES OF GENZYME GENERAL DIVISION COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

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     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 10, 1999.

         Genzyme Corporation  -  One Kendall Square  -  Cambridge, Massachusetts
                                                        02139  -  (617) 252-7500

                            SELLING SECURITYHOLDERS

     The information in the following table is presented as of December 10, 1999 and supersedes in part the information in the table appearing under the heading "Selling Securityholders" in the prospectus:

                                                                    NUMBER OF
                                              PRINCIPAL AMOUNT      SHARES OF       NUMBER OF SHARES OF
                                                  OF NOTES          GGD STOCK+      GGD STOCK+ ISSUABLE
                                                BENEFICIALLY       BENEFICIALLY     UPON CONVERSION OF
                                                 OWNED THAT       OWNED PRIOR TO      THE NOTES THAT
                   NAME                       MAY BE SOLD (1)        OFFERING         MAY BE SOLD(2)
                   ----                       ----------------    --------------    -------------------
Warburg Dillon Read LLC...................       $1,620,000          0                    40,909

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 +  Genzyme General Division Common Stock.

(1) The notes which are offered for sale by this Prospectus represent all of the notes held by each of the selling securityholders and less than 1% of the notes outstanding.

(2) Assumes conversion of the full amount of notes held by such holder at the initial rate of 25.2525 shares of Genzyme General Division Common Stock per $1,000 in principal amount of the notes. The conversion rate and the number of shares of Genzyme General Division Common Stock issuable upon conversion of the notes may be adjusted under certain circumstances. See "DESCRIPTION OF NOTES -- Conversion Rights" beginning on page 16 of the prospectus. Accordingly, the number of shares of Genzyme General Division Common Stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of Genzyme's Indenture dated May 22, 1998, fractional shares will not be issued upon conversion of the notes; cash will be paid instead of fractional shares, if any.

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